Exhibit 99.1

OPTEUM FINANCIAL SERVICES, LLC, A WHOLLY OWNED SUBSIDIARY OF BIMINI MORTGAGE MANAGEMENT, INC., ANNOUNCES $986.3 MILLION SECURITIZATION

VERO BEACH, FL (November 29, 2005) – Bimini Mortgage Management, Inc. (NYSE:BMM) today announced that its wholly owned subsidiary, Opteum Financial Services, LLC, has completed a securitization of $986.3 million of fixed and adjustable-rate mortgages.  The securitization was underwritten by Citigroup and UBS Investment Bank and represents the 11th for Opteum (five on the current OPMAC shelf and six on the predecessor HMAC shelf –Opteum Financial Services operated previously under the name of Homestar Mortgage Services, LLC).  This transaction continues Opteum’s strategy of originating and securitizing high quality mortgages through each of its three origination channels (retail, wholesale and conduit), which operate in 44 states throughout the U.S. Details of the offering will be available on Bloomberg under OPMAC 2005-5.

Key metrics of the mortgage loan portfolio collateralizing the securitization include:

Unpaid principal balance	$986,276,688

Number of loans	3,246

Average loan balance	$303,844

Weighted-average coupon rate	6.21%
Weighted-average lifetime mortgage rate	9.59%
Weighted-average original term, in months	357.64
Weighted-average remaining term, in months	356.04

Weighted-average loan-to-value ratio (LTV)	74.05%

Weighted-average FICO score	702

Top five geographic concentrations (% exposure):
California	55.32%
Georgia	10.16%
New Jersey	7.61%
New York	5.69%
Florida	5.47%

Occupancy status:
Owner occupied	86.33%
Second home	3.52%
Investor	10.15%

Property type:
Single-family	83.78%
Condominium	8.09%
Other residential	8.13%

-MORE-

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities and originates loans through its taxable REIT subsidiary, Opteum Financial Services.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11.  The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.biminireit.com

-END-